As filed with the Securities and Exchange Commission on December 31, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLAINS ALL AMERICAN PIPELINE, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	76-0582150 (I.R.S. Employer Identification No.)

333 Clay Street, Suite 1600

Houston, Texas 77002

(Address of Principal Executive Offices, Including Zip Code)

PLAINS ALL AMERICAN PNG SUCCESSOR LONG-TERM INCENTIVE PLAN

(Full Title of the Plan)

Richard McGee

Executive Vice President

333 Clay Street, Suite 1600

Houston, Texas 77002

(713) 646-4100

(Name, Address and Telephone Number of Agent For Service)

copy to:

David P. Oelman

D. Alan Beck, Jr.

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)		Proposed maximum offering price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Common Units, representing limited partner interests	1,319,980 units	(2)	$51.17	(3)	$67,543,376.60	(3)	$8,699.59

(1)              Pursuant to Rule 416(a) under the of Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also cover any additional common units (“Common Units”) of Plains All American Pipeline, L.P. (the “Partnership” or the “Registrant”) that may become issuable under the Plains All American PNG Successor Long-Term Incentive Plan (the “Plan”), by reason of any unit dividend, unit split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding Common Units.

(2)              Represents the number of Common Units issuable pursuant to the Plan, which is being adopted, assumed and amended by the Registrant in connection with an agreement and plan of merger dated October 21, 2013 by and among the Registrant, PAA Natural Gas Storage, L.P. (“PNG”), PAA Acquisition Company LLC (“MergerCo”) and PNGS GP LLC, whereby MergerCo merged with and into PNG with PNG surviving as an indirect wholly-owned subsidiary of the Partnership (the “Merger”). The Merger closed on December 31, 2013. On June 11, 2010, 3,000,000 common units of PNG were registered by PNG on Form S-8 (File No. 333-167476) (the “PNG S-8”) with respect to a prior version of the Plan (prior to its assumption, adoption and amendment by the Registrant, the “Prior Plan”). The Common Units registered hereby represent the unissued units under the Prior Plan after applying the exchange ratio of 0.445 set forth in the merger agreement relating to the Merger. Of the 1,319,980 Common Units registered hereby, 446,524 Common Units are subject to outstanding awards originally made by PNG under the Prior Plan that are being assumed and adopted by the Registrant in connection with, and that will continue to be outstanding following, the Merger.

(3)              Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act. The price for 1,319,980 Common Units being registered hereby is based on a price of $51.17, the average of the high and low trading prices per Common Unit as reported by the New York Stock Exchange on December 23, 2013.

EXPLANATORY NOTE

In connection with an agreement and plan of merger dated October 21, 2013 by and among the Registrant, PNG, MergerCo and PNGS GP LLC, whereby MergerCo merged with and into PNG with PNG surviving as an indirect wholly-owned subsidiary of the Partnership, the Registrant is, effective as of December 31, 2013, assuming, adopting and amending the PAA Natural Gas Storage, L.P. 2010 Long Term Incentive Plan, and changing the name of such plan to the Plains All American PNG Successor Long-Term Incentive Plan (as assumed, adopted and amended, the “Plan”), and is assuming all PNG obligations associated with the Plan existing prior to its assumption and adoption by the Registrant. The only outstanding awards under the Plan at the time of the Merger and immediately prior to the assumption and adoption of the Plan by the Registrant were phantom units of PNG. All such outstanding phantom units are being converted at the effective time of the Merger into phantom units of the Registrant, and are being assumed and adopted by the Registrant and will continue to be outstanding and governed by the Plan after the merger. The Registrant is filing this Registration Statement on Form S-8 to register 1,319,980 Common Units issuable under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Company with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)                                 The Registrant’s Annual Report on Form 10-K (File No. 001-14569) for the fiscal year ended December 31, 2012.

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q (File No. 001-14569) for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013.

(c)                                  The Registrant’s Current Reports on Form 8-K (File No. 001-14569), filed with the Commission on February 22, 2013, May 29, 2013, August 12, 2013, August 15, 2013, August 20, 2013, August 28, 2013, October 15, 2013, October 24, 2013, October 25, 2013, and November 21, 2013 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

(d)                                 The description of the Registrant’s Common Units, representing limited partner interests, contained in the Registrant’s Form 8-A/A dated November 3, 1998 and any subsequent amendment thereto for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of Plains All American Pipeline, L.P. provides that Plains All American Pipeline, L.P. will indemnify the general partner, any departing partner, any person who is or was an affiliate of the general partner or any departing partner, and any person who is or was a member, partner, officer, director, employee, agent or trustee of the general partner or any departing partner or any affiliate of the general partner or any departing partner, or any person who is or was serving at the request of the general partner or any departing partner or any affiliate of the general partner or any departing partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person (each, an “Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint and several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of Plains All American Pipeline, L.P. and, with respect to any criminal proceeding, had no reasonable cause to believe his, her or its conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to any Indemnitee pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Any indemnification under these provisions will be only out of the assets of Plains All American Pipeline, L.P., and the general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to Plains All American Pipeline, L.P. to enable it to effectuate, such indemnification. Plains All American Pipeline, L.P. is authorized to purchase (or to reimburse the general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Plains All American Pipeline, L.P.’s activities, regardless of whether Plains All American Pipeline, L.P. would have the power to indemnify such person against such liabilities under the provisions described above.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. The limited liability company agreement of Plains All American GP LLC provides for the indemnification of (i) its members, (ii) members of its Board of Directors, and (iii) its officers (each, a “Company Affiliate”), from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys’ fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such person may be involved, or threatened to be involved, as a party or otherwise, by reason of his, her or its status as a Company Affiliate, regardless of whether a Company Affiliate continues to be a Company Affiliate at the time any such liability or expense is paid or incurred, if such Company Affiliate acted in good faith and in a manner he, she or it reasonably believed to be in, or not opposed to, the interests of the Plains All American GP LLC and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful. Expenses incurred by a Company Affiliate in defending any such claim, demand, action, suit or proceeding will, from time to time, be advanced by the Plains All American GP LLC prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Plains All American GP LLC of an undertaking by or on behalf of the Company Affiliate to repay such amounts if it is ultimately determined that the Company Affiliate is not entitled to be indemnified. Plains All American GP LLC is authorized to purchase and maintain insurance, on behalf of the members of its Board of Directors, its officers and such other persons as the Board of Directors may determine, against any liability that may be asserted against or expense that may be incurred by such person in connection with the activities of Plains All American GP LLC.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the exhibits listed on the accompanying Exhibit Index is filed herewith.

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

1.                                      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.                                      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on December 31, 2013.

PLAINS ALL AMERICAN PIPELINE, L.P.

By:	PAA GP LLC, its general partner

By:	Plains AAP, L.P., its sole member

By:	Plains All American GP LLC,
its general partner

By:	/s/ Greg L. Armstrong
Name:	Greg L. Armstrong
Title:	Chairman of the Board and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Greg L. Armstrong, Al Swanson and Richard McGee, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Greg L. Armstrong
Greg L. Armstrong	Chairman of the Board and Chief Executive Officer	December 31, 2013
(Principal Executive Officer)

/s/ Al Swanson
Al Swanson	Executive Vice President and	December 31, 2013
Chief Financial Officer (Principal Financial Officer)

/s/ Chris Herbold
Chris Herbold	Vice President—Accounting and	December 31, 2013
Chief Accounting Officer (Principal Accounting Officer)

/s/ Everardo Goyanes
Everardo Goyanes	Director	December 31, 2013

/s/ Gary R. Petersen
Gary R. Petersen	Director	December 31, 2013

/s/ John T. Raymond
John T. Raymond	Director	December 31, 2013

/s/ Robert V. Sinnott
Robert V. Sinnott	Director	December 31, 2013

/s/ Vicky Sutil
Vicky Sutil	Director	December 31, 2013

/s/ J. Taft Symonds
J. Taft Symonds	Director	December 31, 2013

/s/ Christopher M. Temple
Christopher M. Temple	Director	December 31, 2013

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1

Certificate of Limited Partnership of Plains All American Pipeline, L.P. (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-1/A (File No. 333-64107) filed on November 3, 1998).

4.2	Fourth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 23, 2012).

4.3

Amendment No. 1 dated October 1, 2012 to the Fourth Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on October 2, 2012).

4.4*	Plains All American PNG Successor Long-Term Incentive Plan, as adopted by Plains All American Pipeline, L.P., effective as of December 31, 2013.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this registration statement).

*Filed herewith.